             PRESS RELEASE





                                                                    Exhibit 99


FOR IMMEDIATE RELEASE                     Contact: Tricia Drennan
                                          Director of Corporate Communications
                                          & Investor Relations
                                          (703) 873-2390 (phone)
                                          (703) 873-2300 (fax)
                                          tricia_drennan@lcc.com



                    LCC INTERNATIONAL REPORTS RECORD REVENUE
                          AND STRONG OPERATING RESULTS

     COMPANY PROVIDES PROJECTIONS FOR THE FOURTH QUARTER AND FULL YEAR 2001

MCLEAN, VIRGINIA, November 1, 2000 -- LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today reported a 124 percent increase in third-quarter revenue to $40.9 million, compared with $18.2 in the same period in 1999. The Company continued its strong sequential revenue growth trend by reporting in excess of a 19 percent quarter over quarter increase.

Net income, excluding results from the Company's sale of its tower assets, was $1.9 million in the third quarter compared to a ($1.2) million loss in the third quarter of last year.

Earnings per share in the third quarter, excluding the results from the tower sales, were $0.09 basic (on 20.4 million shares) and $0.09 fully diluted (on
22.4 million shares) compared to a loss of ($0.06) per basic and diluted share (on 18.1 million shares) for the same period in the prior year.

"We continue to see strong demand for LCC's design and deployment services in the global market which has translated into very strong financial results for the Company. One milestone reached this quarter is the ability to fully fund our growth and operations through internally generated cash flows," LCC chairman and chief executive officer C. Thomas Faulders III said.

"We have added 8 new customers this quarter and have expanded our services with existing customers. We see growing needs in both the wireless broadband and mobile wireless markets, the former led by the U.S. and the latter throughout the world. LCC is preparing for this growth and ensuring that its leadership position in wireless design and deployment is maintained through expansion of its service offering, increasing contract wins, and enhancement of its talent pool."

The Company also indicated that it expects to continue the growth and profitability trends experienced in the first nine months of 2000 into the fourth quarter and full year 2001.

Commenting on LCC's financial outlook Faulders said, "The Company continues to make great progress towards its goals. With the numerous contracts we currently have in the sales pipeline along with current contracted backlog, we believe that fourth quarter revenues will be approximately $50 million with associated earnings of $0.11 per share. For the year 2001, we expect to see a top line growth between 25 percent and 30 percent over this year's results excluding any acquisitions. At this point, we have visibility into about 86% of 2001 revenues. Additionally, we will continue to make progress in performing to our profitability model such that we expect to see gross margins between the 30 - 35 percent range and EBITDA margins of 15 - 20 percent as we exit 2001."

In response to SEC Regulation FD, LCC will be implementing certain modifications to its disclosure policy. Performance and earnings projections will be provided at each quarterly earnings conference call and in specific regulatory filings. These forecasts will be as of the date of the call or filing, and the company does not and will not undertake to update the projections prior to the next earnings conference call.

Revenues for the nine months ended September 30, 2000 were $105.4 million, up 102 percent from the $52.1 million posted for the same period in 1999.

Net income for the nine months ended September 30, 2000, excluding the gain from the Company's sale of its tower assets, was $3.7 million compared to a loss of ($6.2) million for the same period in 1999.

Earnings per share for the nine months ended September 30, 2000, excluding the gain from the tower sales, were $0.18 basic (on 20.3 million shares) and $0.17 fully diluted (on 22.4 million shares) compared to a loss of ($0.38) per basic and diluted share (on 16.5 million shares) for the same period in the prior year. Basic and fully diluted earnings per share, including the gain realized from the sale of the Company's tower assets, were $0.90 and $0.82 respectively.

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company's services, the Company's ability to service existing business and secure new business, the company's ability to recruit and retain professional staff, increased backlog, forecasts of revenues, earnings estimates, and related information, all of which are based on current factual information and certain assumptions which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the company from achieving its goals or cause the company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results, lengthy sales cycles, intense competition in the marketplace, and those factors highlighted in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all.

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,             SEPTEMBER 30,
                                                                                  -----------------------    ----------------------
                                                                                     1999        2000           1999       2000
                                                                                  ---------   ----------     ---------  -----------
REVENUES:
   Services...................................................................    $  17,437   $   40,912     $  50,561  $   104,359
   Tower ownership and management.............................................          805           25         1,485        1,008
                                                                                  ---------   ----------     ---------  -----------
                                                                                     18,242       40,937        52,046      105,367
                                                                                  ---------   ----------     ---------  -----------
COST OF REVENUES:
   Services...................................................................       13,091       29,886        37,053       76,326
   Tower ownership and management.............................................          276           10           801          333
                                                                                  ---------   ----------     ---------  -----------
                                                                                     13,367       29,896        37,854       76,659
                                                                                  ---------   ----------     ---------  -----------
GROSS PROFIT..................................................................        4,875       11,041        14,192       28,708
                                                                                  ---------   ----------     ---------  -----------
OPERATING EXPENSES:
   Sales and marketing........................................................        1,259        1,934         4,058        6,081
   General and administrative.................................................        4,046        5,292        13,544       14,146
   Tower portfolio sale and administration, net...............................            -         (889)            -      (26,195)
   Depreciation and amortization..............................................          955          621         2,495        2,213
                                                                                  ---------   ----------     ---------  -----------
                                                                                      6,260        6,958        20,097       (3,755)
                                                                                  ---------   ----------     ---------  -----------
OPERATING INCOME (LOSS).......................................................       (1,385)       4,083        (5,905)      32,463
                                                                                  ---------   ----------     ---------  -----------
OTHER INCOME (EXPENSE):
   Interest income............................................................          207          623           427        1,441
   Interest expense...........................................................         (428)          (6)       (2,023)        (261)
   Other expense..............................................................          (54)        (287)       (1,398)        (850)
                                                                                  ---------   ----------     ---------  -----------
                                                                                       (275)         330        (2,994)         330
                                                                                  ---------   ----------     ---------  -----------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES.............................       (1,660)       4,413        (8,899)      32,793
PROVISION (BENEFIT) FOR INCOME TAXES..........................................         (500)       2,509        (2,680)      14,429
                                                                                  ---------   ----------     ---------  -----------
NET INCOME (LOSS).............................................................    $  (1,160)  $    1,904     $  (6,219) $    18,364
                                                                                  =========   ==========     =========  ===========


NET INCOME (LOSS) PER SHARE:
   Basic......................................................................    $  (0.06)   $     0.09     $  (0.38)  $     0.90
                                                                                  ========    ==========     ========   ==========
   Diluted....................................................................    $  (0.06)   $     0.09     $  (0.38)  $     0.82
                                                                                  ========    ==========     ========   ==========

NET INCOME (LOSS) PER SHARE EXCLUDING TOWER SALE:  (1)
   Basic......................................................................    $  (0.06)   $     0.09     $  (0.38)  $     0.18
                                                                                  ========    ==========     ========   ==========
   Diluted....................................................................    $  (0.06)   $     0.09     $  (0.38)  $     0.17
                                                                                  ========    ==========     ========   ==========

WEIGHTED AVERAGE SHARES USED IN CALCULATION
   OF NET INCOME (LOSS) PER SHARE:
   Basic......................................................................       18,133       20,417        16,487       20,320
                                                                                  =========   ==========     =========  ===========
   Diluted....................................................................       18,133       22,368        16,487       22,363
                                                                                  =========   ==========     =========  ===========


NOTE (1) - Excludes the gain from the tower portfolio sale and a pro-rata allocation for income taxes of $0.9 million for the quarter and $11.5 million for the nine months. The provision for income taxes in the current quarter reflects a $ 0.6 million adjustment (with $0.5 million attributable to the tower sale), resulting from increasing in the current quarter the effective income tax rate anticipated for the full year from 42% to 44%. The portion of the tax adjustment attributable to the tower sale was determined by multiplying the change in the effective tax rate by the gain realized during the first six months of the year of $25.3 million.

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                        DECEMBER 31,    SEPTEMBER 30,
                                                                                            1999             2000
                                                                                       --------------   -------------
                                                                                                         (Unaudited)
ASSETS:
Current assets:
    Cash and cash equivalents.................................................         $        1,951   $      24,495
    Short-term investments....................................................                     86          15,556
    Receivables, net of allowance for doubtful accounts of $7,860 and $1,751 at December 31, 1999 and September 30, 2000,
       respectively:
         Trade accounts receivable............................................                 15,052          25,406
         Due from related parties and affiliates..............................                    836           1,402
         Unbilled receivables.................................................                  5,187          15,815
    Deferred income taxes, net................................................                  5,083           2,958
    Prepaid expenses and other current assets.................................                  3,202           2,721
                                                                                       --------------   -------------
         Total current assets.................................................                 31,397          88,353
Property and equipment, net...................................................                 37,762           5,432
Investments...................................................................                  1,095           3,627
Deferred income taxes, net....................................................                 11,562           4,753
Other assets..................................................................                  1,052             571
                                                                                       --------------   -------------
                                                                                       $       82,868   $     102,736
                                                                                       ==============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Line of credit............................................................         $        4,535   $           -
    Accounts payable..........................................................                  4,565           3,821
    Accrued expenses..........................................................                  7,567           7,202
    Accrued employee compensation and benefits................................                 13,516          13,074
    Deferred revenue..........................................................                    780             759
    Income taxes payable......................................................                  5,844           4,517
    Other current liabilities.................................................                  2,629             864
                                                                                       --------------   -------------
         Total current liabilities............................................                 39,436          30,237
    Other liabilities.........................................................                  1,006           6,000
                                                                                       --------------   -------------
         Total liabilities....................................................                 40,442          36,237
                                                                                       --------------   -------------
Preferred stock:
    10,000 shares authorized; -0- shares issued and outstanding...............                      -               -
Class A common stock, $0.01 par value:
    70,000 shares authorized; 11,630 and 12,003 shares issued and outstanding at December 31, 1999 and September 30, 2000,
       respectively...........................................................                    116             120
Class B common stock, $0.01 par value:
    20,000 shares authorized; 8,461 and 8,450 shares issued and outstanding at December 31, 1999 and September 30, 2000,
       respectively...........................................................                     85              85
Paid-in capital...............................................................                 85,846          91,377
Accumulated deficit...........................................................                (38,999)        (20,635)
Notes receivable from shareholders............................................                 (3,025)         (2,325)
                                                                                       --------------   -------------
    Subtotal..................................................................                 44,023          68,622
Accumulated other comprehensive loss - foreign currency translation
    adjustments...............................................................                 (1,597)         (2,123)
                                                                                       --------------   -------------
         Total shareholders' equity...........................................                 42,426          66,499
                                                                                       --------------   -------------
                                                                                       $       82,868   $     102,736
                                                                                       ==============   =============

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                                      NINE MONTHS ENDED
                                                                                                        SEPTEMBER 30,
                                                                                                    ----------------------
                                                                                                       1999         2000
                                                                                                    ----------   ---------
Cash flows from operating activities:
    Net income (loss)....................................................................           $  (6,219)   $  18,364
    Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
         Depreciation and amortization...................................................               2,495        2,213
         Deferred income taxes...........................................................                   -       13,789
         Gain on sale of tower portfolio.................................................                   -      (26,195)
         Changes in operating assets and liabilities:
            Trade, unbilled, and other receivables.......................................                (231)     (22,124)
            Accounts payable and accrued expenses........................................               2,280       (2,275)
            Other current assets and liabilities.........................................               8,008       (2,528)
            Other non-current assets and liabilities.....................................              (7,668)        (686)
                                                                                                    ---------    ---------
Net cash used in operating activities....................................................              (1,335)     (19,442)
                                                                                                    ---------    ---------
Cash flows from investing activities:
    Increase in short-term investments, net..............................................                   -      (15,470)
    Purchases of property and equipment..................................................             (14,659)      (3,425)
    Proceeds from tower portfolio sale, net of expenses..................................                   -       72,176
    Purchase of minority interest........................................................                   -       (7,174)
    Proceeds from sale of property and equipment.........................................                   -          209
    Investments..........................................................................              (1,100)      (2,532)
                                                                                                    ---------    ---------
Net cash provided by (used in) investing activities......................................             (15,759)      43,784
                                                                                                    ---------    ---------
Cash flows from financing activities:
    Proceeds from issuance of common stock, net..........................................                 361          435
    Proceeds from exercise of options....................................................                 108        1,502
    Payments on line of credit...........................................................              (5,484)     (14,235)
    Proceeds from line of credit.........................................................              25,161        9,700
    Repayment of loan from shareholder...................................................                   -          800
                                                                                                    ---------    ---------
Net cash provided by (used in) financing activities......................................              20,146       (1,798)
                                                                                                    ---------    ---------
Net increase in cash and cash equivalents - continuing operations........................               3,052       22,544
Net decrease in cash and cash equivalents - discontinued operations......................              (4,245)           -
                                                                                                    ---------    ---------
Net increase in cash and cash equivalents................................................              (1,193)      22,544
Cash and cash equivalents at beginning of period.........................................               4,240        1,951
                                                                                                    ---------    ---------
Cash and cash equivalents at end of period...............................................           $   3,047    $  24,495
                                                                                                    =========    =========

Supplemental disclosures of cash flow information:
    Cash paid during the nine months for:
         Interest........................................................................           $   1,573    $     148
         Income taxes....................................................................               2,760        1,980

RESULTS OF OPERATIONS

The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto included elsewhere herein.


                                                                                    PERCENTAGE OF REVENUES

                                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                 SEPTEMBER 30,
                                                               --------------------------        ---------------------
                                                                  1999            2000              1999        2000
                                                               ---------       ----------        ----------  ---------
Revenues:
     Services.........................................              95.6%          99.9%             97.1%        99.0%
     Tower ownership and management...................               4.4            0.1               2.9          1.0
                                                               ---------       --------          --------    ---------
         Total revenues...............................             100.0          100.0             100.0        100.0
                                                               ---------       --------          --------    ---------
Cost of revenues:
     Services.........................................              71.8           73.0              71.2         72.4
     Tower ownership and management...................               1.5            0.0               1.5          0.3
                                                               ---------       --------          --------    ---------
         Total cost of revenues.......................              73.3           73.0              72.7         72.7
                                                               ---------       --------          --------    ---------
Gross profit:
     Services.........................................              23.8           26.9              25.9         26.6
     Tower ownership and management...................               2.9            0.1               1.4          0.7
                                                               ---------       --------          --------    ---------
         Total gross profit...........................              26.7           27.0              27.3         27.3
                                                               ---------       --------          --------    ---------
Operating expenses:
     Sales and marketing..............................               6.9            4.7               7.8          5.8
     General and administrative.......................              22.2           12.9              26.0         13.4
     Tower portfolio sale and operations, net ........               -             (2.2)              -          (24.9)
     Depreciation and amortization....................               5.2            1.5               4.8          2.1
                                                               ---------       --------          --------    ---------
         Total operating expenses.....................              34.3           16.9              38.6         (3.6)
                                                               ---------       --------          --------    ---------
Operating income (loss)...............................              (7.6)          10.1             (11.3)        30.9
                                                               ---------       --------          --------    ---------
Other income (expense):
     Interest income..................................               1.1            1.5               0.8          1.4
     Interest expense.................................              (2.3)          (0.0)             (3.9)        (0.2)
     Other............................................              (0.3)          (0.7)             (2.7)        (0.8)
                                                               ----------      ---------         --------    ---------
         Total other income (expense).................              (1.5)           0.8              (5.8)         0.4
                                                               ---------       --------          --------    ---------
Income (loss) from operations before
   income taxes.......................................              (9.1)          10.9             (17.1)        31.3
                                                               ---------       --------          --------    ---------
Provision (benefit) for income taxes..................              (2.7)           6.1              (5.2)        13.7
                                                               ---------       --------          --------    ---------
Net income (loss).....................................              (6.4)%          4.8%            (11.9)%       17.6%
                                                               =========       ========          ========    =========



                     THREE MONTHS ENDED SEPTEMBER 30, 1999
                                   COMPARED TO
                      THREE MONTHS ENDED SEPTEMBER 30, 2000

       REVENUES. Revenues for the three months ended September 30, 2000 were $40.9 million compared to $18.2 million for the prior year, an increase of $22.7 million or 124%. Increased revenue in North America of $19.8 million was the largest contributor to the growth, with the XM Satellite contract providing 67% of the North American increase. Other North American growth of $6.6 million was derived from radio frequency design ($1.6 million) and deployment ($5.0 million) services. Also contributing to the increased revenue, was $4.1 million of deployment services revenue generated in the Middle East.

       COST OF REVENUES. Cost of revenues for the three months ended September 30, 2000 was $29.9 million compared to $13.4 million for the prior year, an increase of $16.5 million or 124%. As a percentage of total revenues, cost of revenues was 73.0% and 73.3% for 2000 and 1999, respectively.

       GROSS PROFIT. Gross profit for the three months ended September 30, 2000 was $11.0 million compared to $4.9 million for the prior year, an increase of $6.1 million or 126%. The gross profit increase is largely attributable to the increase in revenues. As a percentage of total revenues, gross profit was 27.0% and 26.7% for 2000 and 1999, respectively.

       SALES AND MARKETING. Sales and marketing expenses were $1.9 million for the three months ended September 30, 2000 compared to $1.3 million for the prior year, an increase of $0.6 million. As a percentage of total revenues, sales and marketing was 4.7% and 6.9% for 2000 and 1999, respectively. The increased revenue from large, end-to-end service contracts enabled sales and marketing costs to increase at a lower rate than revenue growth.

       GENERAL AND ADMINISTRATIVE. General and administrative expenses were $5.3 million for the three months ended September 30, 2000 compared to $4.0 million for the prior year, an increase of $1.3 million. The increase is attributed to increased recruiting costs and human resources costs in Europe and North America. As a percentage of total revenues general and administrative cost was 12.9% and 22.2% for 2000 and 1999, respectively. The increased revenue from large, end-to-end service contracts enabled general and administrative costs to increase at a lower rate than revenue growth.

       TOWER PORTFOLIO SALE AND ADMINISTRATION. During February 2000, the Company entered into an agreement for the sale of up to 197 tower sites owned or to be constructed for a total purchase price of up to $80.0 million when the sites are conveyed. During the current quarter, 7 tower sites were successfully conveyed resulting in a net gain of $0.9 million.

       DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $0.6 million for the three months ended September 30, 2000 compared to $1.0 million for the prior year. The decrease is a result of a reduction in assets due to the Company's tower portfolio sale.

       INTEREST INCOME/EXPENSE. Interest income, net of interest expense, was $0.6 million for the three months ended September 30, 2000 compared to an expense of $0.2 million for the prior year. The interest expense in 1999 was largely attributed to borrowings under the Company's credit facility to finance the construction of towers. The proceeds from the sale of the towers in 2000 provided sufficient proceeds to repay the Company's credit facility and provide cash reserves that generated interest income.

       OTHER EXPENSE. Other expense was $0.3 million for the three months ended September 30, 2000 compared to an expense of $0.06 million for the prior year. The other expense in the current quarter is attributable to losses using the equity method of accounting for the Company's 19.9% investment in Tecnosistemi of $0.1 million and to foreign currency losses of $0.2 million.

       PROVISION (BENEFIT) FOR INCOME TAXES. The provision for income taxes was $2.5 million for the three months ended September 30, 2000 compared to a benefit of $0.5 million for the prior year. The provision for income taxes was recorded for the three months ended September 30, 2000 using an effective income tax rate of 56.9%. The effective income tax rate for the quarter reflects an increase in the effective income tax rate for the year from 42% to 44%, reflecting a change in estimated non-deductible expenses resulting from the tower portfolio sale. The benefit for income taxes was recorded in 1999 based on an effective income tax rate of 30.1%. The change in effective income tax rates is due both to the impact of the sale of the telecommunication tower portfolio and to the conversion of the MCI note during the third quarter of 1999.

       NET INCOME (LOSS). Net income was $1.9 million for the three months ended September 30, 2000 compared to a loss of $1.2 million for the prior year. The increase in net income was due to the increase in gross profit generated by revenue growth.

                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                   COMPARED TO
                      NINE MONTHS ENDED SEPTEMBER 30, 2000


       REVENUES. Revenues for the nine months ended September 30, 2000 were $105.4 million compared to $52.1 million for the prior year, an increase of $53.3 million or 102%. Increased revenue in North America of $46.0 million was the largest contributor to the growth, with the XM Satellite contract providing 77% of the North American increase. Other North American growth of $10.7 million was derived from radio frequency design ($4.0 million) and deployment ($6.7 million) services. Also contributing to the increased revenue, was $11.7 million of deployment services revenue generated in the Middle East, offset by declines in Central and Latin America ($4.1 million).

       COST OF REVENUES. Cost of revenues for the nine months ended September 30, 2000 was $76.7 million compared to $37.9 million for the prior year, an increase of $38.8 million or 103%. As a percentage of total revenues, cost of revenues was 72.7% for both September 30, 2000 and 1999.

       GROSS PROFIT. Gross profit for the nine months ended September 30, 2000 was $28.7 million compared to $14.2 million for the prior year, an increase of $14.5 million or 102%. The gross profit increase is largely attributable to the increase in revenues. As a percentage of total revenues, gross profit was 27.3% for both September 30, 2000 and 1999.

       SALES AND MARKETING. Sales and marketing expenses were $6.1 million for the nine months ended September 30, 2000 compared to $4.1 million for the prior year, an increase of $2.0 million. As a percentage of total revenues, sales and marketing was 5.8% and 7.8% for 2000 and 1999, respectively. The increased revenue from large, end-to-end service contracts enabled sales and marketing costs to increase at a lower rate than revenue growth.

       GENERAL AND ADMINISTRATIVE. General and administrative expenses were $14.1 million for the nine months ended September 30, 2000 compared to $13.5 million for the prior year, an increase of $0.6 million. As a percentage of total revenues general and administrative cost was 13.4% and 26.0% for 2000 and 1999, respectively. General and administrative expenditures as a percent of revenue were unusually high due to large legal expenditures in 1999 relative to litigation with minority shareholders of Microcell and support relative to the sale of discontinued operations. Additionally, the increased revenue from large, end-to-end service contracts enabled general and administrative costs to increase at a lower rate than revenue growth.

       TOWER PORTFOLIO SALE AND ADMINISTRATION. During February 2000, the Company entered into an agreement for the sale of up to 197 tower sites owned or to be constructed for a total purchase price of up to $80.0 million when the sites are conveyed. Through the end of September 2000, 177 tower sites were successfully conveyed resulting in a net gain of $26.2 million.

       DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $2.2 million for the nine months ended September 30, 2000 compared to $2.5 million for the prior year. The decrease is a result of a reduction in assets due to the Company's tower portfolio sale.

       INTEREST INCOME/EXPENSE. Interest income, net of interest expense, was $1.2 million for the nine months ended September 30, 2000 compared to an expense of $1.6 million for the prior year. The interest expense in 1999 was largely attributed to borrowings under the Company's credit facility to finance the construction of towers. The proceeds from the sale of the towers in 2000 provided sufficient proceeds to repay the Company's credit facility and provide cash reserves that generated interest income.

       OTHER EXPENSE. Other expense was $0.9 million for the nine months ended September 30, 2000 compared to an expense of $1.4 million for the prior year. The other expense in the current year is attributable to losses using the equity method of accounting for the Company's 19.9% investment in Tecnosistemi of $0.8 million and to foreign currency losses of $0.4 million, offset by a one-time gain of $0.3 million. The loss in 1999 was largely driven by foreign currency transaction losses of approximately $1.4 million relative to the Company's Latin America operations.

       PROVISION (BENEFIT) FOR INCOME TAXES. The provision for income taxes was $14.4 million for the nine months ended September 30, 2000 compared to a benefit of $2.7 million for the prior year. The provision for income taxes was recorded for the nine months ended September 30, 2000 using an effective income tax rate of 44.0%. The effective income tax rate in excess of the statutory rate reflects the effect of non-deductible expenses resulting from the tower portfolio sale. The benefit for income taxes was recorded in 1999 based on an effective income tax rate of 30.1%. The change in effective income tax rates is due both to the impact of the sale of the telecommunication tower portfolio and to the conversion of the MCI note during the third quarter of 1999.

       NET INCOME (LOSS). Net income was $18.4 million for the nine months ended September 30, 2000 compared to a loss of $6.2 million for the prior year. The increase in net income was due to income generated from the sale of the telecommunications towers conveyed during the year and additional gross profit generated by increased revenue.

LIQUIDITY AND CAPITAL RESOURCES

       Cash and cash equivalents were $24.5 million at September 30, 2000 compared to $2.0 million at December 31, 1999, an increase of $22.5 million. Cash combined with short-term investments at September 30, 2000 provides total liquid assets of $40.0 million. This increase in liquidity stems from cash received from the tower portfolio sale of 72.2 million. The tower proceeds were largely used to acquire minority shareholder interests in the tower subsidiary ($7.2 million), eliminate debt ($4.5 million), make strategic investments ($2.5 million) and fund operating activities (19.4 million). Cash used in operating activities was primarily related to receivable growth as a result of increased revenue.

       Working capital was 58.1 million at September 30, 2000 compared to $(8.0) million at December 31, 1999, and increase of $66.1 million. The increase in working capital was primarily due to the proceeds received-to-date from the sale of the Company's telecommunication tower portfolio. The Company believes it has sufficient working capital for the next year.

OTHER FINANCIAL INFORMATION

Backlog was $146.8 million as of September 30, 2000. In addition to backlog the Company derives significant revenue from Master Service Agreements and similar arrangements. Work derived under such arrangements do not provide a long-term contractual commitment and therefore are excluded from backlog calculations. Revenue derived from major accounts under such agreements for the nine and three months ended September 30, 2000 was 12% and 9% of total revenue, respectively.

The principal portion of the Company's present backlog arises from XM satellite, which represents approximately $75 million or 51% of the overall backlog. Our contracts typically have provisions that permit customers to terminate their contracts under various circumstances, which includes our nonperformance or for customer convenience. With respect to the Company's Tower Services Agreement with Pinnacle Tower Inc., the contract provides that on an annual basis, either party may request a renegotiation of the pricing and scope of services. Therefore, there are no guarantees the current contract will generate specified revenues or the minimum payments of $10.0 million per year over the next five years.

Employee headcount at September 30, 2000 was 880, an increase of 46.7% relative to December 31, 1999.